Exhibit 99.1

FOR IMMEDIATE RELEASE

BROADRIDGE BOARD DECLARES DIVIDEND AND AUTHORIZES AN ADDITIONAL

6 MILLION SHARES FOR REPURCHASE

Broadridge Repurchased Approximately 5% of Diluted Shares Outstanding in the First Nine Months of Fiscal Year 2013

LAKE SUCCESS, N.Y., April 30, 2013 – Broadridge Financial Solutions, Inc. (NYSE:BR) announced today that its Board of Directors has authorized an additional share repurchase program for the repurchase of up to six million shares of Broadridge common stock. With this authorization, the Company currently has approximately 10 million shares available for repurchase under its share repurchase plans. Broadridge repurchased approximately 5% of its diluted shares outstanding in the first nine months of fiscal year 2013, including the repurchase of two million shares in the third quarter of fiscal year 2013. The share repurchases are made in the open market or in privately negotiated transactions in compliance with applicable legal requirements and other factors.

Further, Broadridge announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share. The dividend is payable on July 1, 2013, to stockholders of record at the close of business on June 17, 2013.

Richard J. Daly, Chief Executive Officer, commented, “We remain committed to an effective capital stewardship program to create shareholder value through an attractive dividend payout, strategic tuck-in acquisitions, and opportunistic share repurchases.”

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and operations outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America; and processes more than $4.5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,200 full-time associates in 13 countries.

For more information about Broadridge, please visit www.broadridge.com.

Contact Information

Investor Relations:

David Ng

Broadridge Financial Solutions, Inc.

Senior Director, Head of Investor Relations

(516) 472-5491